Exhibit 99.1

Hillary Choularton Communications Specialist Tel: +1 604.415.6671 hillary.choularton@pmcs.com	US Editorial: Sarmishta Ramesh Tel: +1 303.296.4423 pmcogilvy@ogilvy.com	Investor Relations: Jennifer Gianola Tel: +1 408.239.8630 jennifer.gianola@pmcs.com

PMC Appoints Steve Geiser Vice President and Chief Financial Officer

Sunnyvale, Calif.—November 19, 2012 -- PMC, Inc., (Nasdaq: PMCS), the  semiconductor innovator transforming networks that connect, move and store big data, today announced the appointment of Mr. Steven J. Geiser as vice president and chief financial officer. Mr. Geiser joins the Company effective today and will be responsible for the overall financial direction of the company, reporting to president and chief executive officer Greg Lang.

“Steve is a seasoned veteran of the semiconductor ecosystem with CFO experience in startups as well as large complex environments,” said Greg Lang, PMC’s president and chief executive officer. “His extensive financial experience and technical foundation will contribute to our continued growth and financial strength. We also want to thank Mike Zellner for his contributions to the company and for agreeing to stay on through the end of this year to ensure a smooth transition. We wish him great success with his future endeavors.”

Prior to joining PMC, Mr. Geiser held the position of CFO at two early stage companies.   Most recently he was chief financial officer at Trilliant Networks, Inc., a growing player in smart grid communications headquartered in Redwood City, California. At RMI, a network processor company, he played a pivotal role in the successful sale of the company to Netlogic Microsystems, later acquired by Broadcom.

Prior to RMI, Mr. Geiser spent nine years at AMD in a variety of financial roles, culminating in an instrumental role responsible for setting up the AMD – Fujitsu joint venture that led to the formation of Spansion.  During those years, he rose to CFO of Spansion and guided them through their IPO.

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“I look forward to working with Greg and the entire executive team as we lead PMC forward to pursue new business and growth opportunities,” said Mr. Geiser. “As the insatiable big data demands of both business and consumers continue to strain network and storage infrastructure and systems, we are excited about the prospects for our products and services.”

Mr. Geiser holds a Bachelor of Science degree in electrical engineering from the University of California at Los Angeles and a Master of Business Administration with a concentration in Finance from the University of Southern California.

About PMC
PMC (Nasdaq: PMCS) is the semiconductor innovator transforming networks that connect, move and store big data. Building on a track record of technology leadership, the company is driving innovation across storage, optical and mobile networks. PMC’s highly integrated solutions increase performance and enable next-generation services to accelerate the network transformation. For more information visit www.pmcs.com.

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© Copyright PMC-Sierra, Inc. 2012. All rights reserved. PMC and PMC-SIERRA are registered trademarks of PMC-Sierra, Inc. in the United States and other countries, PMCS is a trademark of PMC-Sierra, Inc. PMC is the corporate brand of PMC-Sierra, Inc.